ROGGE GLOBAL PARTNERS PLC
                                 CODE OF ETHICS

INDEX

SCOPE                                                                  Page 2

PURPOSE                                                                Page 2

DEFINITIONS                                                            Page 2

PROHIBITIONS FOR PERSONAL SECURITIES TRANSACTIONS                      Page 3

REQUIREMENT FOR CLEARANCE                                              Page 3

PENALTY FOR CODE VIOLATION                                             Page 3

LIABILITY FOR CODE ADMINISTRATION                                      Page 4

PROHIBITED CONDUCT                                                     Page 4

REQUIREMENT FOR REPORTS                                                Page 5

REPORTING PERSONAL SECURITIES ACCOUNTS                                 Page 5

REPORTING PERSONAL SECURITIES HOLDINGS                                 Page 5

ANNUAL REPORTING REQUIREMENTS                                          Page 5

NOTIFICATION OF SECURITIES TRANSACTIONS                                Page 6

CLEARANCE REQUIREMENTS                                                 Page 6

RECORDKEEPING REQUIREMENTS                                             Page 7

DISCLOSURE OF OUTSIDE EMPLOYMENT                                       Page 7

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CODE OF ETHICS

SCOPE

This Code of Ethics covers all employees, officer and directors within Rogge Global Partners (referred to as "Access Persons").

PURPOSE

The purpose of this Code is to protect the interests of our Clients and to avoid any appearance that these interests are being compromised. Specifically, the Code is designated to help all Access Persons obey:

o Rule 17j-1 of the Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act").

o Article III, Section 27 of the NASD Rules of Fair Practice.

o Section 4n(3)(b) under the Commodity Exchange Act.

DEFINITIONS

ACCESS PERSON, unless otherwise stated, means (a) any officer or director of Rogge Global Partners (b) any employee of Rogge Global Partners who, in connection with his or her regular functions or duties makes, participates in or obtains information regarding the Purchase or Sale of securities, or whose functions relate to the making of any recommendations with respect to the Purchase or Sales, and (c) any other person so designated by the Review Officer.

BENEFICIAL OWNERSHIP of a Security means: (a) an Access Person holds the Security in his/her name; (b) the Security is held in the name of the Access Person's spouse (unless such interest is expressly disavowed in writing) or minor child; (c) the Security is held in the name of anyone other than a minor child living in the Access Person's home (unless such interest is expressly disavowed in writing); or (d) the Access Person is able to obtain immediate ownership of or benefits from the Security.

CLIENT means any investment company, or any of its portfolios, whether or not registered under the Act and any separately managed account for which Rogge Global Partners acts as investment adviser or sub-adviser.

SECURITY has the same meaning as that set forth in Section 2(a)(36) of the Act. It includes such things as stocks, options, municipal bonds and most corporate bonds (see exception below). It does not include securities issued by the U.S.

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Government or its agencies, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements, unit investment trusts, shares of registered open-end mutual funds, exchange traded funds (ETFs), or municipal fund securities.

PROHIBITIONS FOR PERSONAL SECURITIES TRANSACTIONS

Rogge Global Partners Access Persons may not:

     o Purchase Securities or purchase or sell options in anticipation of portfolio purchases by Rogge Global Partners;

     o  Purchase Securities permitted in fund investment guidelines;



     o  Purchase Private Placements

     o Enter into a securities transaction in order to profit from the market effect of Rogge Global Partners' managed portfolio transactions;

     o Engage in transactions that you know or you would have reasonably been expected to know, will have a negative effect on Rogge Global Partners' portfolios.

REQUIREMENT FOR CLEARANCE

To perform certain Securities transactions, Access Persons must first receive clearance from a designated person within the company. The designated person is not required to specify the reasons for his or her decision. That person will consider the following key questions concerning the proposed transaction:

o Is the transaction inconsistent with the interests of Rogge Global Partners or any Client?

o Will the Access Person, because of the transaction, benefit from any transaction being made or being contemplated by Rogge Global Partners for one of its Clients?

o Does the Access Person's proposed transaction give any appearance of impropriety?

PENALTY FOR CODE VIOLATION

For all Access Persons, violation of this Code may be grounds for dismissal. The Chairman of the Board - or a person he designates - will decide if a violation should result in dismissal, demotion, suspension or reprimand.

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LIABILITY FOR CODE ADMINISTRATION

Rogge Global Partners will attempt to administer this Code fairly without interfering in Access Persons' personal activities. However, neither Rogge Global Partners nor anyone associated with Rogge Global Partners assumes any liability for any damages resulting from administering the Code.

PROHIBITED CONDUCT

Access Persons may not:

o   Employ any device or scheme to defraud a Client of Rogge Global Partners.

o Make a false statement to a Client of Rogge Global Partners. Likewise, an Access Person cannot omit a fact from a statement that would cause it to be misleading.

o Engage in any act, practice or business activity that would result in fraud or deceit with respect to a Client of Rogge Global Partners.

o Engage in any manipulative practice with respect to a Client of Rogge Global Partners.

o Trade in Securities in a personal account where you would be reasonably expected to know that such transaction will have a negative effect on the price of Securities held by a Client of Rogge Global Partners.

o Use information concerning trades, or potential trades by Rogge Global Partners, or a Client of Rogge Global Partners to benefit an Access Person's personal trading in Securities and other financial instruments.

o Use information which is generally regarded as being non-public in order to arrive at a decision to trade in Securities (Insider Dealing).

o Conduct activities which are generally regarded as being with intent to achieve Market Manipulation (Section 47 FSA)

o Obtain or seek personal gain from any person associated with Rogge Global Partners or a Client of Rogge Global Partners or any Company or individual with which Rogge Global Partners does business.

o Trade in Securities, without first obtaining permission from the Clearance Officer.

o   Advise, induce, cause or assist anyone else to engage in any of the above.

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REQUIREMENTS FOR REPORTS

Certain reports are required under this Code. Access Persons must obtain the proper forms for these reports and enter all information requested.

REPORTING PERSONAL SECURITIES ACCOUNTS

Within ten calendar days of joining the company, Access Persons are required to file a report listing all Securities accounts from which they receive benefits both directly and indirectly. Access Persons are responsible for keeping this information updated and must provide a quarterly transaction report. The reports of Securities accounts must contain:

o   Name of the broker/dealer or bank who holds the account;

o   Exact name of the account;

o   Account number;

o   Date the Access Person established the account (for quarterly reports only);
    and

o   Date report was submitted by the Access Person.

REPORTING PERSONAL SECURITIES HOLDINGS

Within ten calendar days of joining the company, Access Persons are required to file a report listing all Securities held in which they have Beneficial Ownership. Access Persons are responsible for keeping this information updated. The report must contain:

o   Description of the Securities;

o   Holder's name;

o   The nominal holding

o   The approximate value; and

o   Date report was submitted by Access Person.


ANNUAL REPORTING REQUIREMENTS

All Access Persons are required to submit no later than January 30th of each year a complete report containing a list of security holdings as of year end in accordance with the reporting requirement on joining the Company.

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NOTIFICATION OF SECURITIES TRANSACTIONS

For each Securities account, Access Persons are required to advise their broker/dealer to send duplicate copies of monthly or quarterly statements to the designated person at Rogge Global Partners. Access Persons are also required to advise their broker/dealer to send directly to the Compliance Officer and as soon as is practical after execution, a copy of the trade advice or contract note. Access Persons are required to submit quarterly transaction reports within 10 calendar days of the end of the calendar quarter. The report must contain:

o   Date of the transaction;

o   Title of the Security;

o   Interest Rate and Maturity Date (if applicable);

o   Number of shares;

o   Principal amount of each Security;

o   Nature of the transaction;

o   Price at which the transaction was effected;

o   Name of the broker/dealer or bank with whom the transaction was effected;
    and

o   Date the report is submitted by the Access Person.

CLEARANCE REQUIREMENTS

Access Persons must obtain written clearance from a designated person at Rogge Global Partners before entering into a transaction. Access Persons can obtain clearance only by completing the proper form and submitting it to the appropriate clearance officer. If clearance is given, Access Persons will have three business days to execute the transaction before the clearance expires.

RECORDKEEPING REQUIREMENTS

    o All reports required under this Code are to be retained for a period not less than 6 years.

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    o  Code amendments are to be Board approved.

DISCLOSURE OF OUTSIDE EMPLOYMENT

Access Persons may not enter into any business arrangement calling for present or future employment or compensation for services without first receiving written permission from the Compliance Officer. The written permission on disclosure is not required for an interest in a reported Security or for investment in a security that is excluded from the defined term Security.




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